EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

We consent to the use of our reports dated March 15, 2006, with respect to the consolidated balance sheets of YRC Worldwide Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

Our report dated March 15, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states YRC Worldwide Inc. acquired USF Corporation and the Asia business of GPS Logistics Group Ltd. during 2005 and management excluded from its assessment of the effectiveness of YRC Worldwide Inc.’s internal control over financial reporting as of December 31, 2005, USF Corporation and the Asia business of GPS Logistics Group Ltd’s internal control over financial reporting associated with total assets of $1.9 billion and total revenues of $1.5 billion included in the consolidated financial statements of YRC Worldwide, Inc. and subsidiaries as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of YRC Worldwide Inc. also excluded an evaluation of internal control over financial reporting of USF Corporation and the Asia business of GPS Logistics Group Ltd.

/s/ KPMG LLP

Kansas City, Missouri

December 27, 2006

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